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Exhibit 99.1

SKECHERS U.S.A., INC.
TRANSCRIPT OF EARNINGS CONFERENCE CALL
JULY 24, 2003


OPERATOR: Good afternoon ladies and gentlemen, and welcome to your Skechers USA second quarter six month 2003 earnings conference call. At this time, all lines have been placed on a listen-only mode and the floor will be opened for questions following today's presentation. It is now my pleasure to introduce your host, Mr. Brian Yarbrough. Sir, you may begin.

BRIAN YARBROUGH: Good afternoon and thanks for joining us today. Before we begin, I'd like to note that today's call may contain forward-looking statements, and as a result of various risk factors, actual results could differ materially from those projected in such statements. These risk factors are detailed in Skechers filings with the SEC. I'd now like to turn it over to David Weinberg, Chief Financial Officer.

DAVID WEINBERG: Thank you, Brian. Good afternoon and thank you for joining us today to review Skechers second quarter and six months 2003 results. As always, we will open the call to questions following my prepared comments.

            Second quarter 2003 sales were 229.3 million compared to 256.7 million in the second quarter of 2002. Net loss per share was 6 cents. For the six month period ended June 30, 2003, net sales were 437.9 million compared to net sales of 501.6 million in the first six months of the prior year. Diluted earnings per share for the first six months were 17 cents.

            We believe several factors resulted in our reported sales and earnings decline in the second quarter '03 compared to second quarter '02. First, the difficult retail environment continued to negatively impact our sales. While our wholesale unit volumes were 1.5% below last year's level, there was a 14.5% decrease in the average price per pair, due to product mix at lower price points and higher levels of closeouts.

            Second, we increased advertising and marketing expenses in the second quarter in an effort to stimulate demand at retail, in order to increase the sell throughs and relieve the inventory levels.

            Finally, as we build our business in newly established direct markets, including Canada, Spain, Portugal, and the Benelux region we have encouraged startup expenses and not realize high enough sales volumes to generate optimal operating margins.

            The product and brand have been well received in many European markets, but we are not growing the brand as quickly as anticipated in some regions. We expect sales to ramp up as these subsidiaries become an integral part of our international sales in the long-term.

            As I mentioned on the first quarter '03 conference call in April, we significantly increased our inventory commitments during the fourth quarter of 2002 and first quarter of 2003. In Q2, we diligently attempted to sell through inventory, with a directed advertising to generate at once orders during the second quarter. We were not as successful as we had anticipated in this endeavor. Additionally, we were not able to achieve our inventory goals due to early shipments of new inventory from the factories during the second quarter.
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            We will continue to work through our inventory levels, which will have an adverse impact on margins in the short-term. On a positive note, at June 30th, our total commitment to inventory, which includes our units on hand and in production, was only 2.2% higher than last year. We have seen sales pick up slightly in the latter part of the second quarter, and we believe that the inventory will be in line by yearend 2003.

            We continue to expect the tough retail environment to be a near term challenge, and believe that with our flexible business model, diversified distribution channels, and financial strength, we can maintain our position in the marketplace.

            We have many of our major initiates in place. We will reevaluate and adjust our overhead as needed over the next six months. We are currently entering new footwear markets through the introduction of new lines to the international market, and expanding our existing lines, and signing new licensing deals for the domestic and international markets. We have also opened key retail stores in North America and Europe, and we'll continue to selectively do so through the remainder of the year.

            With core proven styles and inventory for fall shipments, we are also focusing on new products that we feel will be key selling styles for back to school, and looking at what we think the trends will be for spring '04. In June and July, we shipped some back to school product that has received a good reception, but it is too early to tell how sales will be as this product has not hit retail shelves as yet.

            We believe that the Skechers Sport Stamina and Skechers Sport Premium will be leading Skechers styles for men, women, and kids for fall, based on the present reaction at retail from initial shipments, and from accounts who are expanding their offering based on early sell throughs.

            While sport is very strong for Skechers, we also have key styles in Skechers USA, Something Else from Skechers, and Skechers Kids. These lines have grown into integral parts of our product offering, and show the diversity of Skechers. The major department stores have supported the Michele K line, are continuing their offering for fall, including Bloomingdale's, which has increased the store count from five in spring '03 to 17 in fall '03.

            This season will mark the official launch of Mark Nathan, a new line of high end designer footwear for men. The line was tested with a soft launch in Nordstrom stores in Q2, and had a positive reaction at retail, and has booked strong at major fashion independents for fall '03, and has been well received by major department stores that review for holiday '03. We expect this line to appear at better department and specialty men's stores.

            During our pre-line meetings at our headquarters over the past two weeks, we have seen numerous major accounts react very strongly to our spring '04 offering, with some accounts looking to Skechers for expanded looks, such as more tailored junior fashion heels and sandals. We feel optimistic that spring '04 will be strong if the retail environment improves, though we will have a better sense after WSA in early August.

            We continue to view our international business as a key area for growth over the long-term, with estimated sales anticipated at 20-25% of our total sales in two to four years. We're looking at effective means to further build the brand and increase our sales in the diverse global marketplace.
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            We now handle our business directly in thirteen countries - England,
Ireland, Germany, France, Italy, Austria, Switzerland, Spain, Portugal, Belgium, Luxembourg, Holland, and Canada, through eight subsidiaries. Our cost structure is in line with what we anticipated for building these direct operations, and implementing the necessary infrastructure, including our distribution center in Liege, Belgium.

            As we expand our product offering and build the brand through marketing efforts and the opening of retail stores in fine locations like Madrid, where we opened a store this quarter, we expect our European subsidiary sales to benefit from these efforts. In regards to our international retail operations, we expect to open our first store in the Netherlands, Amsterdam, our third flagship store in Germany, Dusseldorf, and our fourth store in England, Birmingham, in Q3. Additionally, through our distributor in Japan, the fifth Skechers Japanese retail location will be opening in Suzuka, later this year.

            As I mentioned on the Q1 call in April, we are continuously speaking with distributors in South America, Central America, and other parts of the world, about opening Skechers retail stores, as we believe these will positively impact the brand's presence and our sales.

            In the second quarter, we continued to open Skechers retail stores in the domestic market to further build brand exposure and test products, including a concept store in the Houston Galleria, and the relocation of our Beverly Center store to the main level, near the Gap, Baby Gap, Betsy Johnson, Pottery Barn, and Hugo Boss. We plan to open another 10-15 domestic retail stores by yearend.

            Moving on to the licensing, we recently expanded our scope of licensed products that reflect our image in international markets. In the first quarter, we signed a licensing agreement with Mitsui & Company for apparel and accessories for men, women, and kids in Japan, and in the second quarter with Multi Group Inc. in Canada for infant, toddlers, and kids apparel. We see these two international licensing agreements as ideal opportunities to extend the brand beyond footwear in key global markets, and believe there are additional opportunities for Skechers branded products in the domestic and international market.

            Skechers sports socks are now available in major department stores, while Skechers kids apparel will be available to consumers in August at department stores across the United States. Skechers sports socks for men and women will follow in late fall, and Skechers collection outerwear is scheduled for holiday '03 in store delivery.

            With the availability of Skechers licensed products, Skechers is growing into a head to toe lifestyle brand. We now expect a minimum of 7-8 cents pre-tax profit from licensing revenues during 2004.

            Finally, as a lifestyle footwear company with a strong image, our consistent exposure in multiple mediums is essential to our brand image. Print advertising remains the center point of our advertising plan, but is supported by television, visual merchandising, and additional mediums, including mall kiosks.

            In Q2, our advertising expenditures were higher due to Easter occurring later in the year, as well as aggressive advertising efforts and marketing related promotions to create a demand in the marketplace. In Q2 '03, we spent 24.1 million in advertising and marketing versus 17 million in Q2 '02. We also ramped up our advertising with a new kids television commercial and new print ads to increase sell throughs and reduce our inventory.
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            In Q3, the focus will again be on print, with new campaigns for
Skechers Sport, Something Else from Skechers, and Skechers Collection. These are predominantly single image, single page ads that spotlight the footwear in a direct and attitude intensive way. We will also use the images in multiple shopping centers across the country, target the top malls where teens and their parents will be shopping for back to school. New Michele K ads, featuring the designer will also begin appearing in fall books.

            Now turning to our second quarter and six month numbers. For the second quarter, sales were 229.3 million compared to 256.7 million last year. The lower sales in 2003 were due to lower consumer spending, decreased mall traffic, and abnormal weather conditions.

            Gross profit was 89.6 million versus 105.8 million in the same period a year ago. Second quarter gross margins decreased 210 basis points to 39.1% compared to last year's gross margin of 41.2%. Our gross margins decreased due to taking a more accommodative stance with our wholesale accounts, and higher levels of clearance product.

            Total operating expenses as a percentage of sales increased to 39.2% compared to 27.4% in the second quarter of fiscal 2002. We have a relatively fixed operating expense structure, and when sales drop below a certain level, our expenses tend to de-leverage as a percentage of sales.

            Second quarter selling expenses increased to 28.8 million as compared to 21.4 million in the prior year period. The increase in selling expense is due to higher advertising and marketing expenses, offset somewhat by lower sales commissions and tradeshow expenses.

            On a percentage basis, advertising and marketing expense was 10.5% of sales in the second quarter of 2003 as compared to 6.7% in last year's second quarter. As I previously mentioned, our advertising expense increased in part to the shift in advertising from first quarter 2003 to second quarter, caused by Easter occurring in April this year, and also our efforts to support the brand and create consumer demand to reduce our inventory level.

            General and administrative expenses were 61.1 million, representing 26.6% of sales, compared to 48.9 million, or 19% percent of sales in last year's second quarter. We realized expense increases in rent of 2.6 million, depreciation of 1.2 million, insurance of 1 million, and personnel service costs and related taxes of 4.8 million.

            These expenses increased due to the addition of 18 domestic and 4 international retail stores, international showrooms, and establishing international subsidiaries in Spain, Canada, and the Benelux region, including our European distribution center in Belgium.

            The income tax provision for the three months ended June 30, 2003 was a benefit of 211,000. The second quarter was adversely affected by approximately 800,000 dollars to adjusted tax provisions for the current projected fiscal tax rate of 43.1%, which is higher than the rate forecast in the first quarter.

            Net loss for the second quarter was 2.1 million, compared to net earnings of 21.3 million in the prior year period. Loss per share was 6 cents on 37 million, 782 thousand shares outstanding compared to diluted earnings per share of 52 cents on 41 million, 909 thousand shares outstanding in the second quarter of last year. We did not assume the conversion of shares that would be issued under our convertible notes for the second quarter of 2003 loss per share.
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            For the six months ended June 30, 2003 net sales were 437.9 million versus net sales of 501.6 million for the first six months of 2002. Gross profit was 179.9 million compared to 208.3 million for the same period of the prior year. Selling expenses for the first six months of 2003 were 45.9 million compared to 40.1 million for the first six months of 2002. G&A expense was 118.7 million compared to 98.5 million in the same period last year.

            In total, for the first six months of 2003, operating expenses were
164.6 million compared to 138.5 million for the same period last year.

            Net income for the first six months of 2003 was 6.3 million, or 17 cents per diluted share compared to 41.5 million, or $1.05 per diluted share in the same period last year.

            At June 30, 2003 cash on the balance sheet stood at 41.5 million, which is a decrease of 33 million from June 30, 2002. The company had no short-term borrowings as of June 30, 2003. Trade accounts receivable at quarter end were approximately 154.9 million as compared to 185.1 million at June 30, 2002. Our DSO's at June 30, 2003 were 54 days versus 56 days at June 30, 2002. Inventory at quarter end was 217.1 million, representing an increase of 78.1 million or 56.2%, from 138.9 million at the end of June 2002.

            Working capital rose 3.9% to 292.7 million at quarter end versus
281.7 million at June 30, 2002. Long-term debt was 120.7 million compared to
120.5 million at June 30, 2002. Of this amount, 90 million is related to our convertible debt offering. The remainder is related to mortgages on our distribution center and corporate headquarters, along with capital lease obligations.

            Shareholder's equity at quarter end increased 7.1% to 269.2 million versus 251.4 million at June 30, 2002. Capital expenditures for the second quarter and six months 2003 were approximately 3.3 million and 11.1 million respectively, primarily stemming from new store openings. We expect cap ex to be around 25-30 million for the full year.

            We currently expect third quarter sales to be between 205-215 million compared to third quarter 2002 sales of 261.1 million. We also expect to see some pressure on gross margins, as we believe freight expenses will increase throughout the year and we expect to continue working through our inventory position.

            In addition, we see pressure on operating expenses as a percentage of sales due to our fixed operating cost structure. Because of this and the challenging retail environment which we expect to continue through the end of the year, we now expect a loss per share of 5 cents, to diluted earnings per share of 5 cents in the third quarter, compared to diluted earnings per share of 35 cents in the same period last year.

            With many new initiatives now in place, we will continue to closely monitor our operating expense structure over the next several months, and adjust our expenses so that they are in line with our expected sales. We will take a detailed look at each expense line item to find ways to lower our cost structure and maximize our operating margins.

            While it is early in the season and the retail environment is tough, Skechers back to school product has been well received at retail, and we believe that we can maintain our position in the marketplace. We will continue to implement our initiatives already in place and support our brand with new advertising and marketing campaigns.
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            In closing, we will continue to focus on controlling our costs and managing our business during these difficult times, looking at opportunities that will make Skechers more profitable and better position us for the long-term. And now I would like to turn the call over to the operator to begin the question and answer portion of the conference.

OPERATOR: Thank you. The floor is now open for your questions. If you have a question, please press the numbers one followed by four on your touchtone keypad at this time, please. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. Please hold while we poll for questions. The first question is coming from David Turner of BBT. Your line is live.

DAVID TURNER: Thanks. Good morning. A question regarding the inventory. I know this is peak shipping season and there was some language in the press release, as well as the prepared comments that indicated sales picked up in late June, so maybe if we took a snapshot of inventory as of today or last week, would it be significantly down from the June 30th number?

DAVID WEINBERG: It depends what you mean by significant. It would certainly be down. And a big piece of that is because we've absorbed the in transit. Our inventory is made up of three pieces, and two of them are reflected on the balance sheet. I think we've discussed this before. It includes the inventory that we physically have control over, which would include our distribution centers in the United States and in Belgium, and the inventory that's on the shelves in all our stores.

            In addition, since our terms are FOB, port when it leave the Orient, or any country that we buy from, all the goods in transit are considered our inventory. And obviously the third piece is our production, that you don't see in our balance sheet, because we're not completely vertical. That stays at factory level.

            Basically it's fair to say our inventory was up certainly in our stores, because of more stores, and our distribution center, because we were over inventory. However, the part that's related to work in process and production was where the big swing came. Our work in process is down about 35-40% from where it was this time a year ago, so a lot of it came earlier and less of it is in production, to come at a later period of time. Which is a timing issue to get down to that fine of an inventory. And because the factory base is somewhat slower and anxious to get shoes out because of the business environment, predominantly in the Orient, our in transits, which we do pick up on our inventory, were up significantly over last year, which is our new product that came in for July and August.

            So it's safe to say that our production is down now sine June 30th, our in transits on the water are down since June 30th, since that's been absorbed and we're now going to slower production times, and our inventory on hand is slightly down since the quarter end, so we've made some progress. In addition, we continue to sell it off, but we just haven't got the ship, a lot of that stuff is to be delivered through the third quarter, so more of it is spoken for than would have been at June 30th. So, while it's not completely done nor completely out of the woods, we feel we've made significant progress and feel very comfortable in the fact that they'll be in line by the end of the year.

DAVID TURNER: Great. And is there any one product line or category that is at the most risk, in terms of margin pressure? Or is it just kind of broad-based and totally spread out amongst your various product lines?

DAVID WEINBERG: It's spread out. There's different amounts in different categories. I think it's safe to say that the retro portion of our business was the most difficult throughout the year, and probably had the most pressure, and is being cleaned out and closer to being clean. The rest of it would
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be more issues of some over-inventory and not really selling them at significantly lower prices. So we have a combination, so it goes top to bottom. And I think retro's probably the most difficult for us, and then it's pretty evenly distributed throughout the rest of the brands.

DAVID TURNER: Okay. And then one last question, kind of playing devil's advocate. Has there been any thought to maybe shelving or walking away for a period of time, some of the product lines that aren't working, and taking some, as well as walking, benefiting from the subsequently reduced marketing and inventory, or I guess working capital requirements?

DAVID WEINBERG: Sure, we think about those things all the time. But we're not currently involved or growing any business line that we don't think has significant potential as it goes forward. So while it might not be readily advisable, when product doesn't work for us, we do scale it down significantly, we do take it out of our advertising mix, and it takes a while to work through, because we don't want to dump it all at once. But those thought processes and decisions about product lines and initiatives, whether it's retail stores or subsidiaries, are constantly being thought of. It's just not that easy to react within a single quarter when it happens, but we are addressing them and certainly thinking hard about them.

DAVID TURNER: So it sounds like maybe second half, you might see some manifestation of the thought process, about tightening up? Maybe that's the wrong term, but just - I'll use that term, tightening up.

DAVID WEINBERG: I think it's fair to say by the end of the year, we'll have a better idea of what the company really is. And when we have it, you'll have it. It'll pass through. You'll see the company shape that's taking for 2004 and where we intend to be aggressive and grow it up. So yeah, I think by the end of the year, by the time you get finished with WSA and see the reaction to our brand from our customers and start monitoring those sell throughs and see where our strength lies, and we do think it's coming back, you'll have a better idea of what the company will look like going into 2004.

DAVID TURNER: Great. See you in Las Vegas. Thanks.

OPERATOR: Thank you. The next question is coming from John Zolidis of Buckingham Research. Your line is live.

JOHN ZOLIDIS: Hi, good morning. I guess a follow up question on the inventory. Rather than try to project where sales and backlog's going to be at the end of the year, I wonder if you could just give us an idea of, ideally, if you had your choice, where would you have your inventories be right now, so we can kind of quantify the overage?

DAVID WEINBERG: I think it's fair to say that they should be equivalent to last year, with increases for our new product lines, our additional stores, and our additional volume in Europe. So, say last year plus maybe 10-15%.

JOHN ZOLIDIS: So, even with projected sales declines in the third quarter, you think your inventory should be up 10-15%?

DAVID WEINBERG: Yes, be able to clean it out. But yeah, because we have to support the new brands and we have to have a basic inventory. And we have some new divisions that we're selling out of stock, and we obviously have to support our new stores and our new subsidiaries so that there's a little inventory build that comes prior to the sales increasing in those particular areas, and then flattens out if there's no increase in the initiative.
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JOHN ZOLIDIS: Okay. So that implies inventory of about 154 million, so you're about 62 million dollars in extra inventory?

DAVID WEINBERG: You mean like today?

JOHN ZOLIDIS: Yeah, at the end of the quarter.

DAVID WEINBERG: Yeah, if you count the in transits and everything, sure. But a lot of that is early inventory, so there's a timing issue as well. I don't think we have 62 million to sort of sell down.

JOHN ZOLIDIS: Okay. And then on the infrastructure build, I know you're saying your operating expenses are fixed, so you (inaudible) with lower sales, but it looks like the operating expense is actually growing. Is there any thought to maybe slowing down some of the infrastructure build until we start to get some traction with the better product?

DAVID WEINBERG: Yeah, same answer as the other question. We think about that all the time. But when we say fairly fixed, we're talking within categories and within initiatives. In other words, when we opened most recently our office in Benelux and our office in Italy, it comes with some, at the current time, at least, current quarter, fixed expenses such as the sales force and rent of the showroom, and some extra inventory to sell into that's more sellable in Italy. That doesn't mean that that operating expense structure is fixed an indeterminate period of time, because each one will be evaluated.

            The same is true of opening stores. We opened ten stores the first half of this year through the second quarter domestically and two internationally. We'll open another eleven stores domestically in the third quarter. And those operating expenses and overheads to open them and start them are fixed in the period of time they're opened, but not for an exaggerated period of time.

            So it's safe to say that as we slow down our infrastructure build, as we get our stores more on line and we slow down the growth of stores and the growth of subsidiaries, the growth in that overhead in a real dollar basis slows down. And then of course, these are brand new initiatives, so we don't know how profitable they'll be. But over the next year or so, obviously each one will be evaluated and either taken down, or eliminated, or grown, depending on what it's potential and what it can add to our bottom line. So over the next year or so, we have a lot of flexibility winning those operating overheads.

JOHN ZOLIDIS: Okay. If you breakout the stores, are the stores profitable?

DAVID WEINBERG: The stores are profitable on the whole. They're certainly profitable to four walls and as direct charges to them. They're less profitable per store than they were last year, which also puts some operating pressure on the overhead per dollar in the retail stores. So that's obviously the same issue as everybody else in retail has with our comps being down, like everybody else - puts more pressure on the operating overhead. We're addressing those things, and we're re-evaluating our store position, our store openings, and the existing stores as they are now. So it's a matter of re-evaluating, just like everybody else.

JOHN ZOLIDIS: Okay. One final question, and then I'll hop off. It seems like the biggest challenge has been this retro athletic trend, and the consumer has just kind of not really accepted the Skechers brand in that product. The product looked pretty good, and I think retail looked pretty good in the sell in was pretty strong, but the sell through didn't match up to those expectations. Are you seeing
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any change in that retro athletic trend? Is it starting to trail off at all? Are you seeing anything coming up on the horizon that maybe Skechers can take advantage of, in terms of trends within footwear?

DAVID WEINBERG: It's very difficult to go through each one here, but in the broad, macro sense of the question, yeah, we do see some trailing off of the retro look. And we do see better acceptance, like I said in my prepared statements, for the stamina that we're delivering, and other shoes like that, and in some of our black and brown shoes. So yeah, we see increases outside the retro look for us, and we'll be significantly curtailing it. And we think it is slowing down, at least somewhat, in the marketplace, in general.

JOHN ZOLIDIS: Okay, great. Good luck, and I look forward to seeing the new product at WSA.

OPERATOR: Thank you. The next question is coming from Dorothy Lakner (sp?) of CIBC. Your line is live.

DOROTHY LAKNER: Thanks. Good morning everyone, or good afternoon, as the case may be. Just to go back to inventories for a second, David, could you talk about maybe just what carry over or older inventory represents as a percent versus the year ago? I know you said that some of the inventory is early receipt, so it's fresh. Hopefully the sell throughs are good, but what is that as a percent of the business versus the year ago? And then, could you talk a little bit more about different categories of sales? What's working the best? I know you spoke a little bit to this in your prepared remarks, but for example, men's versus women's, women's versus kids - how did they change as a percent of sales in the quarter? And then maybe just sport versus the non-sport part of the equation - how did those do in general as a percent of total sales in the quarter? Thanks.

DAVID WEINBERG: I don't remember exactly, but we had obviously less closeout inventory last year than we did this year. Not to significantly quantify the expense, we think it represents certainly less than 10% of the inventory on hand and in production. So we've made big in-roads into it, and there's only some left that we want to move out. So it's less of a problem than it was three months ago, and it will be less of a problem three months from now.

DOROTHY LAKNER: So, is there less that you're doing through maybe off price channels, or about the same level? Where do you...?

DAVID WEINBERG: Our sale through the off price channel, I think would predominantly people like Marshall's and TJ Max, and things like that. It's up slightly from last year, nothing that you'd call significant. We do have some increases, but nothing that's outrageous. We've just taken our time moving it through over a period of time. And we're moving some through our own outlets and some of it overseas. And I will say we haven't significantly expanded our distribution base. We have somewhat to move it out, obviously with the bigger numbers. We're not doing what we think is a significant or anything that would hurt the brand in the long-term.

            To your other question about changes in percentage of the business, the big pieces of our business - women's, men's, and kids - as a percentage of the overall have deviated less than plus or minus 1%. So in other words, the percentage of the business that women's was last year was within 1% of this year. Same for men's, obviously, men's and kids. So our mix hasn't changed significantly since last year. And I forgot, was there a third part?

DOROTHY LAKNER: Sport versus non-sport.
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DAVID WEINBERG: And sport versus non-sport remains the same. I think the sport portion came down a little bit, but we anticipate with the stamina and the premium, that will increase, and by the end of the year will be the same or slightly higher as the overall portion.

DOROTHY LAKNER: Okay. And just one more thing, on just the average price per pair sold - do you have any data you can give us on that?

DAVID WEINBERG: Like I said, it's down 14%. I think it's fair to say that on in line product, our average selling price has been reduced somewhere in the 7-10% range, across the broad range of categories we sell.

DOROTHY LAKNER: Okay, great. Thank you.

OPERATOR: Thank you. The next question is coming from Michael Ryan of Sidoti & Company. Your line is live.

MICHAEL RYAN: Hi. I just have a quick question, going back to gross margins. I just want to, obviously you've had pressure on the wholesale side, but I was wondering how this held up internationally in the retail buseinss?

DAVID WEINBERG: In international, they were up slightly because of the benefit we received from the Euro and dollar. And part of our strategy there was to cash that back to our consumers, the retailer build. So margins are about the same in Europe and internationally through our distributor base because it's cost, certainly on a percentage basis. Less dollars per shoe, but the margins have held up in international, and are down just slightly in our stores - not significantly down in our stores. The biggest pressure was obviously from our wholesale customers and some of the clearance items.

MICHAEL RYAN: Okay. And do you have a number on your operating cash flow in the quarter?

DAVID WEINBERG: I think it was minus 37 million.

MICHAEL RYAN: And do you have any expectations for where cash flow is going to be at the end of the year?

DAVID WEINBERG: We would anticipate that cleaning out the inventory and cleaning out the receivables, given the fact that we're now getting 22 million a year in depreciation, that we will rebuild a significant, if not all, the portion of cash that we've used in the first six months.

MICHAEL RYAN: Okay, thank you.

OPERATOR: Thank you. The next question is coming from Stan Poser of Mosaic Research. Your line is live.

STAN POSER: Good morning. I have a couple questions, again back to the inventory. You said that about 10% of the inventory was the product that you needed to liquidate. That's correct?

DAVID WEINBERG: Sell at clearance. I wouldn't necessarily liquidate, not all of it is under water and at give away prices. But yeah, inventory that we consider excessive, that we'd like to sell off during the six months.

STAN POSER: Then you said that you should have 15% more inventory than last year in your perfect scenario. So that would put a gap in there of almost 14 million dollars, even taking that 10% out. What makes up that difference right now? You take out the 10%, you get o 196 million in current inventory to take out the goods you're trying to clear, and then you, if you had the 15% more than last year, you'd have 182. So there's a gap of around 14 million bucks there.

DAVID WEINBERG: The 14 million is the minimum, I think it's higher than that, of the in transit. Our in transits are up well over 15 million dollars between last year and this year, at the same period of time. In other words, if we had the same amount of inventory in transit, you get right on top of your number.

STAN POSER: Okay And the new product that you have in transit and in production, considering that business has been fairly tough lately, you've gotten good indications from your customers that they are, that this merchandise is going to be well received?

DAVID WEINBERG: Yeah. Right now it's more anecdotal than it is in fact, but that's obviously the place we have to start with all increases. We're just going through our pre-line, with all our major accounts are coming in before WSA. And what we've been told is that they're a lot happier or a lot more excited, I guess is the best word, about the line that's being offered now for spring than they were last year at this time. So that's always a positive, and they've obviously shopped some of our competitors in the marketplace. And they also seem to be anticipating the deliveries of all the stuff for back to school that we're just shipping now, because they feel that's a significantly better offering than we had this past spring. So it's a very positive group of meetings, which bodes well for the fourth quarter and the first quarter. But like I said, it's kind of early to tell, other than that's a good start for us.

STAN POSER: And one last question about channels of distribution in the United States. Besides your own retail stores, where are you seeing the strength and where are you seeing the weakness, by channel?

DAVID WEINBERG: I think it varies. There are different pieces in retail around the country that are getting stronger and weaker, where we see different customers in different regions, and I don't think this would be a good place to just discuss them by name.

STAN POSER: No, that's why I asked it the way I did. How about regionally in the United States, where are you strongest?

DAVID WEINBERG: I think if I had to pick, the southeast would be the weakest and the rest of them are close. There's difficulties, there's pluses and minuses everywhere, it depends who they are. They actually change by customer within some regions. But I don't see anybody in our customer base that's having an outrageously strong retail season yet.

STAN POSER: Just to follow up real quick, there's not like, you wouldn't say independent specialty is out-performing value department store, just in the general sense, or anything like that?

DAVID WEINBERG: No, it's across the board because even within specialty stores, some do better than others. And I think it's very specific to the customers and their promotions, and their price points, and their customer base. And even within the same customer, it varies regionally, so it's very difficult to just pinpoint a channel.

OPERATOR: Thank you. The next question is coming from Derek Wenger of Jeffries & Company. Your line is live.

DEREK WENGER: Thank you. Can you give me the depreciation and amortization level for the second quarter? Also capital expenditures for the second quarter, and then outlook for the year? And then lastly, when do you expect to give us some color on whatever cost structure changes need to be made and how much you might be able to save out of that?

DAVID WEINBERG: Depreciation was just short of 5.5 million for the quarter, capital expenditures were 3.3 million for the quarter. Third part, sorry?

DEREK WENGER: Was there any amortization?

DAVID WEINBERG: No. Depreciation and amortization was a little less than 5.5 million.

DEREK WENGER: And the capital expenditures for the year, and then the color on the cost cutting?

DAVID WEINBERG: As we said, capital expenditures for the year will still be in the 25 million dollar range, and cost cutting will be probably - it's hard to tell. We have no initiatives that we're ready to come public with, as I mentioned in the previous question, between now and the end of the year. We expect it'll be in the public domain of exactly what it'll be and how we're setting up for 2004.

DEREK WENGER: But you don't have like a particular timeline that you want to be able to come to the market and say this is our plan?

DAVID WEINBERG: Not yet.

DEREK WENGER: Okay, thank you.

OPERATOR: Thank you. The next question is coming from John Gordon of Deltec Management. Your line is live.

JOHN GORDON: Good afternoon. I'd just like to step back and ask for your general comments, because as I've been listening to the conference call, I can't help but have in my mind the last scene in the Thelma and Louise movie. And the increase in inventories is astounding, the increase in SG&A is remarkable, and just from your tone of voice - and I'm only an amateur psychologist - but from your tone of voice, I don't get any sense of urgency, that something's wrong and something needs to be fixed, and yet obviously the share price reflects that at least some other people think that.

            And I guess I'd just like to ask two questions. The first is, if you went back to the beginning of this calendar year and you formulated your expectations for the year, how far at variance from those expectations is the current reality? And if it is a big variance, I guess I would think there would be more of a sense of urgency in your voice. Secondly, since you seem to be doing a lot of things on multiple fronts to grow the business, and yet you sort of began with a good cash position and you have at least some capability of generating meaningful cash, I'm wondering why you don't go in the opposite direction and in fact shrink your business and just be profitable and return excess cash to the shareholders. I'm frankly puzzled, distressed, upset, whatever. And I'd love to just get your comments on how happy you think shareholders should be and how happy you think we're going to be six, twelve, or eighteen months from now.

DAVID WEINBERG: I never saw the end of Thelma and Louise, so I'm at a little disadvantage of how that ended and what you mean. And as far as a sense of urgency, I think the sense should be that we're not in panic mode. I don't think anything that's happened internally should create a panic. We know we've had issues. We had a problem. The year is not as stellar as we would have anticipated. We started on a multiple number of initiatives that we're not ready to pull the plug on yet. We have thought about whether it pays to shrink the business or not, or whatever. We're certainly always working in what we feel is the best interests of stockholders, since that's ultimately the value that's perceived. And we realize that we have some things to fix, but I don't know that sitting here in a panic, with a sense of urgency that we have to cut everything off at the head would be a correct evaluation of how the senior management feels, nor something that we would convey, because it's just simply not true.

            We don't think the business is out of control, we don't think, while we've missed in certain instances and we certainly have places to go, we think the brand is still strong, we think we'll come through our inventory issues without any significant adversity to the brand or our potential as we go down the road. We certainly hope and would anticipate that shareholders will be happier in the next six to twelve months, should we reach our initiatives, should these things start to turn money making. If not, we certainly have the capacity to generate cash, given the fact that we have depreciation of 5.3 million, an operating loss of 2.2 million, and we think that's a significantly bad quarter. So we have licensing revenue that's coming in. So I don't know that anybody would assume it's doom and gloom, other than the stock price.

            We think we have a healthy company that's had a misstep. We've grown dramatically, we've taken a piece of the marketplace. We've hit a plateau and started to trend somewhat down, given that the tastes in the marketplace have changed. We think we've set up all our initiatives, both internationally, domestically, and in licensing, to take further value as we go down the road, and I don't think it would be correct to just sit here in a sense of panic saying we don't know what's going on and the business is in significant danger of going away. I don't think any of that is true.

            So yeah, we've thought about everything, and everything will be under advisement. But I don't know that it would be fair to say that we've just started these initiatives, they're less than a year old, we have some subsidiaries and some stores that haven't been open a month, but because of the stock price, we should cut them all off, even if we think they're going to be profitable in the next six months to a year. We have to give them somewhat of a chance to mature, somewhat a chance to be evaluated, and then we'll take those dramatic steps, if necessary, and certainly with an eye towards generating significant cash for the latter part of this year and through 2004.

OPERATOR: Thank you. There appears to be no further questions at this time, Mr. Weinberg.

DAVID WEINBERG: Okay. We thank and appreciate everybody in these tough times, coming on this call. And we certainly anticipate more information being disseminated and a better idea of what's going on. For those that are coming to WSA, we think you'll see quite a better display from our customers and what they feel about the product, and we hope to report through that for the end of the year. Thanks again.

OPERATOR: Thank you. That does conclude today's second quarter six months 2003 earnings conference call. You may disconnect your lines at this time, and enjoy your day.